Exhibit 10.49
NVR, Inc.
Summary of the 2020 Executive Officer Annual Incentive Compensation Plan
The following is a description of NVR, Inc.’s (“NVR” or the “Company”) 2020 annual incentive compensation plan (the “Bonus Plan”). The Bonus Plan is not set forth in a formal written document, and therefore NVR is providing this description of the plan pursuant to Item 601(b)(10)(iii) of Regulation S-K. All of NVR’s executive officers; Paul C. Saville (President and Chief Executive Officer of NVR), Jeffrey D. Martchek (President of Homebuilding Operations), Paul W. Praylo, (Senior Vice President and Chief Operating Officer of NVR), Daniel D. Malzahn (Senior Vice President, Chief Financial Officer and Treasurer of NVR), Eugene J. Bredow (President of NVR Mortgage Finance, Inc.), participate in the Bonus Plan.
Under the Bonus Plan, the executive officers’ bonus opportunity is limited to 100% of their base salary. The executive officers’ annual bonus opportunity will be based 80% upon the Company’s consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% based on the number of new orders, net of cancellations (“New Orders”) compared to the consolidated pre-tax profit and New Orders within the Company’s 2020 annual business plan. The executive officers begin to earn the consolidated pre-tax profit portion of their annual bonus award once the annual business plan is at least 80% attained. The full amount of the consolidated pre-tax profit portion of their annual bonus award is earned ratably from 80% up to 100% achievement of the annual business plan. The executive officers begin to earn the New Orders portion of their annual bonus award once the annual business plan is at least 85% attained. The full amount of the New Orders portion of their annual bonus award is earned ratably from 85% up to 100% achievement of the annual business plan.